Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated June 5, 2026
Market Linked Securities – Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the common stock of Intel Corporation due June 14, 2029
Term Sheet to Preliminary Pricing Supplement dated June 5, 2026

Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC and Wells Fargo Securities, LLC
Market Measure:	Common stock of Intel Corporation (the “Underlying Stock”) (Bloomberg Ticker: INTC)
Pricing Date*:	June 11, 2026
Issue Date*:	June 16, 2026
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:
If the stock closing price of the Underlying Stock on the call date is greater than or equal to the starting price, the securities will be automatically called and, on the call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium.

Call Date*:	June 16, 2027
Call Settlement Date:	Three business days after the call date
Call Premium:	40.00% of the face amount, or $400.00 per $1,000 face amount of the securities
Maturity Payment Amount (per security):
If the securities are not automatically called, then on the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to:
•   if the ending price on the final calculation day is greater than the starting price:
$1,000 + ($1,000 × underlying stock return × upside participation rate);
•   if the ending price on the final calculation day is less than or equal to the starting price and greater than or equal to the threshold price:
$1,000; or
•   if the ending price on the final calculation day is less than the threshold price:
$1,000 + ($1,000 × underlying stock return)

Final Calculation Day*:	June 11, 2029
Stated Maturity Date*:	June 14, 2029
Starting Price:	The stock closing price of the Underlying Stock on the pricing date
Ending Price:	The stock closing price of the Underlying Stock on the final calculation day
Threshold Price:	80% of the starting price
Upside Participation Rate:	At least 259.80%, to be determined on the pricing date
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575%; dealers, including Wells Fargo Advisors, LLC (“WFA”), will receive a selling concession of up to 2.00%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	89115LZ43 / US89115LZ434
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
*	Subject to change.
**
In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***
***	Assumes the upside participation rate is equal to the minimum upside participation rate specified herein.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the Underlying Stock, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the Underlying Stock at the upside participation rate.
If the securities are not automatically called and the ending price on the final calculation day is less than the threshold price, you will have full downside exposure to the decrease in the price of the Underlying Stock from the starting price and will lose more than 20%, and possibly all, of the face amount of your securities at maturity.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $935.00 and $970.00 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/947263/000114036126024191/ef20075607_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-9 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement, “Risk Factors” in the product supplement and “Risk Factors” in the prospectus. Please review those risk disclosures carefully.
Risks Relating To The Securities Generally
•
If The Securities Are Not Automatically Called And The Ending Price On The Final Calculation Day Is Less Than The Threshold Price, You Will Lose Some, And Possibly All, Of The Face Amount Of Your Securities At Stated Maturity.

•	No Periodic Interest Will Be Paid On The Securities.
•	If The Securities Are Automatically Called, Your Return Will Be Limited to the Call Premium.
•	You Will Be Subject To Reinvestment Risk.
•	The Call Settlement Date Or The Stated Maturity Date May Be Postponed If The Call Date Or The Final Calculation Day Is Postponed.
Risks Relating To An Investment In The Bank’s Debt Securities, Including The Securities
•	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
•	If The Price Of The Underlying Stock Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
Risks Relating To The Underlying Stock
•	The Securities Will Be Subject To Single Stock Risk.
•
Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underlying Stock.
•	Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of The Future Performance Of The Underlying Stock During The Term Of The Securities.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Cannot Control Actions By The Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
•	You Have Limited Anti-Dilution Protection.
Risks Relating To Hedging Activities And Conflicts Of Interest
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
Risks Relating To Canadian And U.S. Federal Income Taxation
•	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.